As filed with the Securities and Exchange Commission on June 2, 2000 -
                                                           Registration No. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            APPLIED FILMS CORPORATION
             (Exact name of registrant as specified in its charter)

           Colorado                                        84-1311581
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
  incorporation or organization)

                9586 I-25 Frontage Road, Longmont, Colorado 80504
               (Address of Principal Executive Offices) (Zip Code)

                Applied Films Corporation 1997 Stock Option Plan
                            (Full Title of the Plan)

    Lawrence D. Firestone, 9586 I-25 Frontage Road, Longmont, Colorado 80504,
                                 (303) 774-3246
 (Name, address and telephone number, including area code of agent for service)
                            ------------------------
                          Copies of Communications to:
                             William J. Lawrence III
                    Varnum, Riddering, Schmidt & Howlett LLP
                      333 Bridge Street, N.W., P.O. Box 352
                        Grand Rapids, Michigan 49501-0352
                                 (616) 336-6000

                         CALCULATION OF REGISTRATION FEE

                                                             Proposed              Proposed
          Title of                                            Maximum               Maximum
      Securities to be              Amount to be          Offering Price           Aggregate             Amount of
         Registered                  Registered            Per Share(3)         Offering Price       Registration Fee
----------------------------------------------------------------------------------------------------------------------
        Common Stock             100,000 Shares (1)(2)        $21.31              $2,131,000              $563
======================================================================================================================

(1) Represents the number of shares of Common Stock authorized for issuance under the Applied Films Corporation 1997 Stock Option Plan (the "Plan"). This Registration Statement also covers such indeterminable additional number of shares as may be issuable under the Plan by reason of adjustments in the number of shares covered thereby as described in the Prospectus.
(2) 175,500 shares of Common Stock were previously registered when the Form S-8 (Registration No. 333-47967) was filed on March 13, 1998. The purpose of this Form S-8 is to register an additional 100,000 shares of Common Stock which have been reserved for issuance pursuant to approvals received at the Applied Films Corporation Annual Meeting of Shareholders held October 26, 1999.
(3) For shares subject to outstanding but unexercised options, the price is computed on the basis of the exercise price. For the remaining shares under the Plan and for the purpose of computing the registration fee only, the price shown is based upon the price of $21.31 per share, the average of the high and low sales prices for the Common Stock of Applied Films Corporation as reported in the NASDAQ National Market System on May 26, 2000, in accordance with Rule 457(h).
                                  ------------
Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

INCORPORATION BY REFERENCE

     The contents of the Registration Statement on Form S-8 (Registration No. 333-47967) filed on March 13, 1998 are incorporated by reference.


PURPOSE OF THIS FORM S-8

     The purpose of this Form S-8 is to register an additional 100,000 shares of Common Stock which have been reserved for issuance under the Applied Films Corporation 1997 Stock Option Plan (the "Plan") pursuant to approvals received at the Applied Films Corporation Annual Meeting of Shareholders held October 26, 1999. At that meeting, the Shareholders approved the Second Amendment to the Applied Films Corporation 1997 Stock Option Plan (the "Second Amendment") as set forth in the Applied Films Corporation Proxy Statement dated September 24, 1999. The Second Amendment to the Plan was approved by the Board of Directors on September 21, 1999. As amended by the Second Amendment, the Plan provides for the granting of options to key employees of Applied Films Corporation and its subsidiaries to purchase, in the aggregate, not more than 272,500 shares of Common Stock of Applied Films Corporation.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longmont, State of Colorado, on the 25th day of April, 2000.

                          APPLIED FILMS CORPORATION

                          By   /s/ Thomas T. Edman
                          Thomas T. Edman, President and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas T. Edman and Lawrence D. Firestone, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do o cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement on Form S-8 has been signed below on April 25, 2000, by the following persons in the capacities indicated.


          Signatures                                  Title

     /s/ Thomas T. Edman                President, Chief Executive Officer and
        Thomas T. Edman                 Director (principal executive officer)

                                        Chief Financial Officer and Treasurer
   /s/ Lawrence D. Firestone            (principal financial officer and
      Lawrence D. Firestone             principal accounting officer)

       /s/ Richard P. Beck              Director
          Richard P. Beck

       /s/ John S. Chapin               Vice President C Research, Secretary and
          John S. Chapin                Director

   /s/ Vincent Sollitto, Jr.            Director
      Vincent Sollitto, Jr.

       /s/ Chad D. Quist                Director
          Chad D. Quist

    /s/ Cecil Van Alsburg               Director
       Cecil Van Alsburg

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Applied Films Corporation

As independent public accountants, we hereby consent to incorporation by reference in this registration statement of our report dated July 27, 1999, included in Applied Films Corporation's Registration Statement on Form S-1 (Registration No. 333-95389), and to all references to our firm included in this registration statement.


                                                   ARTHUR ANDERSEN LLP

                                                   /s/ ARTHUR ANDERSEN LLP





Denver, Colorado
June 1, 2000

                                  EXHIBIT INDEX

     The following exhibits are filed as a part of the Registration Statement:




Exhibit 4.1 Applied Films Corporation 1997 Stock Option Plan, as amended by First Amendment to the Applied Films Corporation 1997 Stock Option Plan, incorporated by reference to Exhibit 10.2 to the Registrant's Form S-1 Registration Statement (No. 333-35331)

Exhibit 4.2 Second Amendment to the Applied Films Corporation 1997 Stock Option Plan

Exhibit 5           Opinion of Varnum, Riddering, Schmidt & Howlett LLP

Exhibit 23(a)       Consent of Arthur Andersen LLP - included on page S-3 hereof

Exhibit 23(b)       Consent of Varnum, Riddering,  Schmidt & Howlett-included in
                    Exhibit 5

Exhibit 24          Power of Attorney - included on page S-2 hereof

                             SECOND AMENDMENT TO THE
                            APPLIED FILMS CORPORATION
                             1997 STOCK OPTION PLAN


                                   BACKGROUND

     1. Effective April 29, 1997, Applied Films Corporation (the "Company") adopted and approved the Applied Films Corporation 1997 Stock Option Plan (the "Original Plan").

     2. Effective September 19, 1997, the Company adopted and approved the First Amendment to the Applied Films Corporation 1997 Stock Option Plan (the "First Amendment," and together with the Original Plan, the "Plan").

     3. The Plan provides for the reservation, for purposes of the Plan, of one hundred seventy-two five hundred (172,500) shares of the Company's common stock, no par value per share.

     4. The Company desires to amend the Plan to provide for an increased number of shares to be authorized under the Plan.

                                    AGREEMENT

     1. The provisions of Section 5 are deleted in their entirety and are replaced as follows:

          Subject to the adjustments as provided in paragraph 6(g), the aggregate number of shares reserved for purposes of the Plan shall be Two Hundred Seventy-two Thousand Five Hundred (272,500) shares of the Company's Common Stock, no par value per share ("Common Stock"). If any outstanding option under the Plan for any reason expires or is terminated for any reason before April 29, 2007, the shares allocable to the unexercised portion of such option may again be subjected to an option under the Plan.

     2. The  provisions  of Section 6(k) shall be deleted in their  entirety and
Section 6(l) shall be renumbered as Section 6(k):

     3. Except as otherwise set forth herein, the terms of the Plan are hereby ratified and shall continue in full force and effect.

     Approved by the Board of Directors of the Company on September 21, 1999.

                                                   APPLIED FILMS CORPORATION


                                                   /s/ John S. Chapin
                                                   John S. Chapin, Secretary

     Approved by the Shareholders of the Company on October 26, 1999.

                                                   APPLIED FILMS CORPORATION


                                                   /s/ John S. Chapin
                                                   John S. Chapin, Secretary



                                   EXHIBIT 4.2

                                  June 2, 2000



Applied Films Corporation
9586 I-25 Frontage Road
Longmont, Colorado 80504

      Re: Registration Statement on Form S-8 Relating to the Second Amendment to the Applied Films Corporation 1997 Stock Option Plan

Gentlemen:

     With respect to the Registration Statement on Form S-8 (the "Registration Statement"), filed by Applied Films Corporation, a Colorado corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 100,000 shares of the Company's common stock for issuance pursuant to the Company's 1997 Stock Option Plan (the "Plan"), we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion. On the basis of such evaluation, we advise you that in our opinion the 100,000 shares covered by the Registration Statement, upon the exercise of stock options, at the prices described in the Registration Statement, but not less than the par value thereof, and upon delivery of such shares and payment therefor in accordance with the terms stated in the Plan and the Registration Statement, will be duly and legally authorized, issued and outstanding and will be fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

                                   Sincerely,

                    VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP

                  /s/ Varnum, Riddering, Schmidt & Howlett LLP







::ODMA\PCDOCS\GRR\423269\2

                                    EXHIBIT 5